Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2011

Los Angeles, CA (May 11, 2011) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the quarter ended March 31, 2011.

“I’m encouraged by our start to the new year, reporting net income of $123,000 for the first quarter and quarterly growth rates of 10% in our core deposits and over 5% in loans.  These results highlight our team’s commitment to becoming the premier community business bank on the west side of Los Angeles, as well as our belief that, as the economy normalizes, the development of our core deposit franchise will ultimately translate into increased loan demand.  In addition, we further lowered our average cost of funds to 29 basis points during the quarter and increased our total assets to over $319 million.  Our pre-tax pre-provision earnings, which excludes the impact of tax and loan loss provisions, were $323,000 and $124,000, during the three months ended March 31, 2011 and 2010, respectively,” stated Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company.

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “From a credit perspective, we continue to experience stability in our portfolio and positive trends related to our problem assets.  In addition, the ratio of our allowance for loan losses to total loans remained strong at 2.9% and our capital ratios were well in excess of the regulatory requirements to be considered ‘well capitalized’.  At March 31, 2011, the Bank’s total risk-based capital ratio was 19.4% compared to the regulatory requirement of 10.0%, with all of our capital being common equity.”

Mr. DiNapoli continued, “We remain focused on growing core deposits and looking for quality loans in our West LA market.  As part of this effort, we recently signed a lease in the heart of downtown Santa Monica for our first deposit production office.  This office will further strengthen our roots and franchise on the Westside and is scheduled to open during the second quarter of this year.”

Pre-tax, pre-provision earnings figures, which are non-GAAP financial measures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company.  A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the summary financial information below.

2011 1st Quarter Highlights

•

The Bank’s total risk-based capital ratio was 19.42% at March 31, 2011, compared to the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•

Total assets increased 3.4%, or $10.6 million, to $319.0 million at March 31, 2011, from $308.4 million at December 31, 2010.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $216.7 million and $197.9 million at March 31, 2011 and December 31, 2010, respectively, representing an increase of $18.8 million, or 9.5%.

•

Cost of funds was 29 basis points for the three months ended March 31, 2011, compared to 54 basis points for the same period last year.

•

Gross loans increased $9.2 million, or 5.1%, to $188.5 million at March 31, 2011 from $179.3 million at December 31, 2010.  Loan originations were $29.9 million during the three months ended March 31, 2011, compared to $9.9 million during the same period last year.

•

As of March 31, 2011, the allowance for loan losses was $5.5 million, or 2.90% of gross loans, compared to $5.3 million, or 2.95% of gross loans, at December 31, 2010.  The ALL to total non-performing loans was 78.36% and 74.22% at March 31, 2011 and December 31, 2010, respectively.

•

Non-performing loans decreased $130,000, or 1.8%, to $7.0 million at March 31, 2011 from $7.1 million at December 31, 2010.  Non-performing loans to total loans was 3.71% and 3.97% at March 31, 2011 and December 31, 2010, respectively.

•

Non-performing assets as a percentage of total assets declined to 2.46% at March 31, 2011, compared to 2.58% at December 31, 2010.

•

Net interest margin was 3.59% and 3.96% during the three months ended March 31, 2011 and 2010, respectively.

•

For the three months ended March 31, 2011 and 2010, the Company recorded net income of $123,000, or $0.01 per diluted share, and $124,000, or $0.01 per diluted share, respectively.

Capital Adequacy

At March 31, 2011, the Company’s stockholders’ equity totaled $44.5 million compared to $44.3 million at December 31, 2010.  At March 31, 2011, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 19.42%, 18.15%, and 12.94%, respectively, compared to the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

On August 16, 2010, we announced that our board of directors had authorized a share repurchase program, permitting us to acquire up to $2.0 million of our common stock, or approximately 6.5% of our outstanding common stock as of June 30, 2010. The manner, price, number and timing of these share repurchases are subject to market conditions and applicable U.S. Securities and Exchange Commission rules. As of March 31, 2011, the Company had repurchased 109,654 shares in the open market in connection with this program, at an average cost per share of $3.80.

Balance Sheet

Total assets increased 3.4%, or $10.6 million, to $319.0 million at March 31, 2011, from $308.4 million at December 31, 2010. The increase in total assets was primarily attributable to increases in gross loans and investment securities, partially offset by a decrease in cash and cash equivalents.  Gross loans at March 31, 2011 were $188.5 million, representing an increase of $9.2 million, or 5.1%, from $179.3 million at December 31, 2010.  Loan originations were $29.9 million during the three months ended March 31, 2011, compared to $9.9 million during the same period last year.  Investment securities at March 31, 2011 were $64.6 million, representing an increase of $6.1 million, or 10.4%, from $58.5 million at December 31, 2010.  Cash and cash equivalents decreased $4.4 million, or 6.4%, from $69.0 million at December 31, 2010 to $64.6 million at March 31, 2011.  The decrease in cash and cash equivalents was primarily attributable to utilizing excess liquidity to fund loan originations and to purchase investment securities.

Total liabilities at March 31, 2011 increased by $10.6 million, or 4.0%, to $274.6 million as compared to $264.0 million at December 31, 2010.  This increase was primarily due to increases in non-interest bearing deposits and money market deposits and savings of $5.4 million and $13.1 million, respectively, due to continued core deposit gathering efforts, partially offset by a $6.2 million decrease in certificates of deposit.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $216.7 million and $197.9 million at March 31, 2011 and December 31, 2010, respectively, representing an increase of $18.8 million, or 9.5%.

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses (“ALL”) was $5.5 million, or 2.90% of our total loan portfolio, at March 31, 2011 as compared to $5.3 million, or 2.95% of our total loan portfolio, at December 31, 2010.  The ALL to total non-performing loans was 78.36% and 74.22% at March 31, 2011 and December 31, 2010, respectively.  The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. The provision for loan losses was $200,000 for the three months ended March 31, 2011, compared to no provision for the three months ended March 31, 2010.  We incurred net charge-offs of $7,000 during the three months ended March 31, 2011, compared to net recoveries of $24,000 during the same period last year.  Management believes that the ALL as of March 31, 2011 and December 31, 2010 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $7.8 million and $8.0 million at March 31, 2011 and December 31, 2010, respectively.  Non-accrual loans totaled $7.0 million and $7.1 million at March 31, 2011 and December 31, 2010, respectively.  At March 31, 2011, non-accrual loans consisted of three commercial loans totaling $1.6 million, three commercial real estate loans totaling $5.0 million and one consumer related loan totaling $345,000.  As of March 31, 2011, other real estate owned (“OREO”) consisted of two single-family residential properties totaling $845,000, which are both located in California.  As a percentage of our total loan portfolio, the amount of non-performing loans was 3.71% and 3.97% at March 31, 2011 and December 31, 2010, respectively.  As a percentage of total assets, the amount of non-performing assets was 2.46% and 2.58% at March 31, 2011 and December 31, 2010, respectively.

“Like most community business banks, credit quality will remain a critical factor for us.  Despite the recent improving trends, we continue to focus on the timely recognition and resolution of any credit related matters.  Each successive quarter during the past year, we’ve generally experienced improvements within our loan portfolio and I’m cautiously optimistic that these positive trends will continue.  I also believe that, because of our aggressive approach to addressing and containing these issues, we will benefit as markets improve and loan demand returns,” stated Mr. DiNapoli.

Net Interest Income and Margin

During the three months ended March 31, 2011, net interest income was $2.7 million compared to $2.5 million for the same period last year.  The increase was primarily related to an increase of $62,000 in interest earned in connection with our loan portfolio, an increase of $65,000 in interest earned on our investment securities and a $77,000 decline in interest expense incurred on borrowings. The fluctuation in our loan interest income was primarily related to an increase of $7.4 million in the average balance of loans, partially offset by a 6 basis point decline in our loan yield.  The increase in interest earned on our investment portfolio was primarily due to an increase in the average balance of residential mortgage-backed securities and CMOs, partially offset by a 93 basis points decline in the yield earned on these securities.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.59% for the three months ended March 31, 2011, compared to 3.96% for the same period last year.  The 37 basis point decline in net interest margin was primarily due to a decrease in the yield on earning assets of 57 basis points, partially offset by a decline of 33 basis points in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets was primarily the result of an increase of $27.0 million in the average balance of lower yielding interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the three months ended March 31, 2011.  During the three months ended March 31, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings was primarily attributable to the decrease in interest rates paid on these accounts, as well as a decline in the average balance of borrowings, partially offset by an increase in the average balance of interest bearing deposits.  The average cost of interest bearing deposits was 0.45% during the three months ended March 31, 2011 compared to 0.61% for the same period last year.  The average balance of borrowings decreased by $10.5 million during the three months ended March 31, 2011 as compared to the same period last year.  The average cost of borrowings was 1.59% during the three months ended March 31, 2011 compared to 2.76% for the same period last year.

Non-Interest Income

Non-interest income was $204,000 for the three months ended March 31, 2011 compared to $229,000 for the three months ended March 31, 2010.  The decrease in non-interest income was primarily due to a decrease in loan arrangement fees of $38,000, partially offset by an increase in service charges and other operating income of $13,000.

Non-interest income primarily consists of loan arrangement fees, service charges and fees on deposit accounts, as well as other operating income, which mainly consists of wire transfer and other consumer related fees.  Loan arrangement fees are related to a college loan funding program the Company established with a student loan provider.  The Company initially funds student loans originated by the student loan provider in exchange for non-interest income.  All loans are purchased by the student loan provider within 30 days of origination.  All purchase commitments are supported by collateralized deposit accounts.  Service charges and other operating income includes service charges and fees on deposit accounts, as well as other operating income, which mainly consists of outgoing funds transfer wire fees.

Non-Interest Expense

Non-interest expense was $2.6 million for both the three months ended March 31, 2011 and 2010.  Compensation and benefits was $1.4 million for both the three months ended March 31, 2011 and 2010.  Occupancy expense was $239,000 for the three months ended March 31, 2011, compared to $224,000 for the three months ended March 31, 2010, an increase of $15,000, or 6.7%.

Income Tax Provision

During the three months ended March 31, 2011 and 2010, we did not record an income tax provision related to our pre-tax earnings. Tax expense that would normally arise, because of the Company’s earnings during the three months ended March 31, 2011 and 2010, was not recorded because it was offset by a reduction in the valuation allowance on the Company’s deferred tax asset.

Net Income

For the three months ended March 31, 2011 and 2010, the Company recorded net income of $123,000, or $0.01 per diluted share, and $124,000, or $0.01 per diluted share, respectively.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation, and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	March 31, 2011	December 31, 2010	March 31, 2010
Balance Sheet Results:	(unaudited)		(unaudited)

Total Assets	$319,043	$308,364	$263,624
Gross Loans	$188,549	$179,271	$172,666
Allowance for Loan Losses ("ALL")	$5,476	$5,283	$5,502
ALL to Gross Loans	2.90%	2.95%	3.19%
Year-To-Date ("YTD") Net Charge-Offs (Recoveries) to YTD Average Gross Loans*	0.01%	1.72%	-0.06%
Non-Performing Assets	$7,833	$7,963	$9,002
Deposits:
Non-Interest Bearing Demand Deposits	$96,942	$91,501	$71,761
Interest Bearing Demand Deposits	33,949	33,632	23,538
Money Market Deposits and Savings	85,843	72,757	50,159
Certificates of Deposit	53,949	60,099	58,169
Total Deposits	$270,683	$257,989	$203,627
Total Stockholders' Equity	$44,481	$44,338	$46,791
Gross Loans to Deposits	69.66%	69.49%	84.80%
Equity to Assets	13.94%	14.38%	17.75%
Ending Shares Issued, excluding Treasury Stock	9,298,779	9,302,291	9,218,269
Ending Book Value per Share	$4.78	$4.77	$5.08

	Three Months Ended March 31,
Quarterly Operating Results (unaudited):	2011	2010

Net Interest Income	$2,711	$2,478
Provision for Loan Losses	$200	$-
Non-Interest Income	$204	$229
Non-Interest Expense	$2,592	$2,583
Income Before Taxes	$123	$124
Income Tax Provision	$-	$-
Net Income	$123	$124
Basic Earnings per Share	$0.01	$0.01
Diluted Earnings per Share	$0.01	$0.01
Quarterly Return on Average Assets*	0.16%	0.19%
Quarterly Return on Average Equity*	1.13%	1.08%
Quarterly Net Interest Margin*	3.59%	3.96%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:

Net Income	$123	$124
Provision for Loan Losses	200	-
Income Tax Provision	-	-
Pre-Tax, Pre-Provision Earnings	$323	$124

*Percentages are reported on an annualized basis.